EXHIBIT 10.35

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 6th day of December, 2006 (the “Effective Date”) by and between Barrier Therapeutics, Inc., a Delaware corporation having its principal offices in Princeton, New Jersey (the “Company”), and Geert Cauwenbergh, Ph.D. (the “Executive”).

WHEREAS, the Executive is presently employed by the Company in the capacity of Chief Executive Officer of the Company, pursuant to an Employment Agreement between the Company and the Executive, dated April 1, 2004 (the “Prior Employment Agreement”);

WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and operations;

WHEREAS, the Company recognizes that the Executive’s contributions have been substantial and meritorious and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company;

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer, and the Executive desires to continue to serve in such capacity on behalf of the Company, upon the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Executive have agreed that this Agreement will supersede and replace the Prior Employment Agreement as of the Effective Date.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment.

(a) Term. The Executive’s employment and this Agreement shall commence on the Effective Date and shall continue thereafter until terminated pursuant to the terms of this Agreement. The period beginning on the Effective Date and ending on the date of termination of the Executive’s employment with the Company is referred to as the “Term.” Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company, and the Executive specifically acknowledges that the Executive is subject to discharge at any time by the Company with or without Cause (as defined in Section 11 below) and without compensation of any nature, except as provided in Section 6 below.

(b) Duties. During the Term, the Executive shall continue to be employed by the Company as the Chief Executive Officer of the Company and shall continue to serve the Company faithfully and to the best of his ability. The Executive shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for his position with the Company. The Executive shall report to the Board of Directors of the Company. Subject to the oversight of the Board of Directors of the Company, the Executive shall have responsibility for (i) the exercise of the executive authority of the Company, including general and active management of the business of the Company and effectuating all orders and resolutions of the Board of Directors of the Company (either directly or through delegation of authority to other officers and/or executives of the Company) and (ii) such other duties and responsibilities as may be assigned to him from time to time by the Board of Directors of the Company.

(c) Best Efforts. Except for vacation, absences due to temporary illness and absences resulting from Disability (as hereinafter defined), the Executive shall devote the Executive’s business time, attention and energies on a full-time basis to the performance of the duties and responsibilities referred to in subsection (b) above. The Executive shall not during the Term be engaged in any other business activity which, in the reasonable judgment of the Board of Directors of the Company (the “Board”), would conflict with the ability of the Executive to perform his duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided however that the Company acknowledges and agrees that the Executive may from time to time have obligations and commitments to serve on the board of directors of entities unrelated to the Company and that the Executive shall be entitled to perform such commitments and obligations, so long as the Executive (i) discloses all such obligations and commitments to the Board, (ii) does not serve on more than 2 such board of directors at any one time, unless the Board consents in writing, in its sole discretion, and (iii) does not violate the restrictive covenants set forth in Section 13 below by virtue of performing such obligations and commitments.

2. Base Salary. During the Term, the Company shall pay to the Executive an annual base salary of $325,000 which shall be subject to review and, at the option of the Compensation Committee of the Company (the “Compensation Committee”), subject to increase (such salary, as the same may be increased from time to time as aforesaid, being referred to herein as the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll practices.

3. Benefits; Bonus; Equity Compensation. During the Term, the Executive shall be eligible to participate in all bonus, incentive, retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group, as such bonus, incentive, retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. The Executive shall also be eligible to participate in all equity compensation plans and programs and shall receive such grants as may be provided from time to time by the Company to its officers in the discretion of the Compensation Committee. During the Term, the Executive shall be provided with executive fringe benefits and perquisites under the same terms as those made available to the Company’s senior level executives as a group, as such programs may be in effect from time to time. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any bonus, incentive, equity compensation, retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate.

4. Vacation. During the Term, the Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior level executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies; provided, however, that the Executive shall be entitled to not less than four weeks paid vacation per year.

5. Reimbursement of Expenses. During the Term, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time with respect to other employees of the Company at substantially the same level of employment as the Executive, for all reasonable and necessary traveling expenses and other disbursements incurred by him for or on behalf of the Company in connection with the performance of his duties hereunder upon presentation by the Executive to the Company of appropriate documentation therefor.

6. Termination Without Cause; Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause (as defined in Section 11 below) or if the Executive resigns for Good Reason (as defined in Section 11 below), either before or after a Change of Control (as defined in Section 11 below), the provisions of this Section 6 shall apply.

(a) The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than 30 days’ prior written notice to the Executive; provided that, in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, the Executive may initiate a termination of employment by resigning under this Section 6 for Good Reason. The Executive shall give the Company not less than 30 days’ prior written notice of such resignation. On the date of termination or resignation, as applicable, specified in such notice, the Executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the Board, related to the Company and its parents, subsidiaries and affiliates.

(b) Unless the Executive complies with the provisions of Section 6(c) below, upon termination or resignation under Section 6(a) above, the Executive shall be entitled to receive only the amount due to the Executive under the Company’s then current severance pay plan for employees, if any, but only to the extent not conditioned on the execution of a release by the Executive. No other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to any amounts earned, accrued and owing, but not yet paid under Section 2 and any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

(c) Notwithstanding the provisions of Section 6(b), upon termination or resignation, as applicable, under Section 6(a) above, if the Executive executes and does not revoke a written release, in a form acceptable to the Company, in its sole discretion, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit) (the “Release”), and so long as the Executive continues to comply with the provisions of any confidentiality, non-competition or non-solicitation agreement with the Company to which the Executive is subject, the Executive shall be entitled to receive, in lieu of the payment described in Section 6(b) and any other payments due under any severance plan or program for employees or executives, the following:

(i) A lump sum cash payment equal to 1.50 times the Executive’s annual Base Salary (at the rate in effect immediately before the Executive’s date of termination) plus 1.00 times the Executive’s target annual cash bonus for the year in which the Executive’s date of termination occurs. The payment described in this clause (i) shall be payable within 30 days after the Executive’s date of termination (or at the end of the revocation period for the Release, if later), or if a six-month delay is required to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on the first business day following such delay period.

(ii) A pro rata bonus payment for the year in which the Executive’s termination occurs equal to the Executive’s target annual cash bonus for the year in which the Executive’s termination occurs, as determined by the Compensation Committee, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of the Executive’s termination, and the denominator of which is 365. The payment described in this clause (ii) shall be payable within 30 days after the Executive’s date of termination (or at the end of the revocation period for the Release, if later), or if a six-month delay is required to comply with section 409A of the Code, on the first business day following such delay period;

(iii) Medical coverage for the 12-month period following the Executive’s termination or until the date on which the Executive is eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, whichever is sooner, at the level in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed by the Company from time to time for employees generally, as if the Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay to the Executive cash in lieu of such coverage in an amount equal to the Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Code, shall run concurrently with the foregoing 12-month period;

(iv) All of the Executive’s outstanding stock options, restricted stock and other equity rights held by the Executive as of the Executive’s date of termination, if any, which would have vested and become exercisable within the one (1) year period following the Executive’s date of termination shall become vested and/or exercisable, as the case may be, as of the Executive’s date of termination, and any stock options, including any stock options that previously became exercisable and have not expired or been exercised, shall remain exercisable, notwithstanding any provision to the contrary in any other agreement governing such options, for a period of six (6) months after the Executive’s date of termination; provided, however, that in no event will the option be exercisable beyond its original term or later than the latest date that will avoid adverse tax consequences to the Executive; and

(v) Any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, whether or not the terms of such plan or program otherwise require an employee to be employed with the Company on the date of payment, including without limitation, any cash bonus earned or accrued but not yet paid for the year prior to the year in which the Executive’s termination occurs.

7. Voluntary Termination. The Executive may voluntarily terminate his employment for any reason upon 30 days’ prior written notice. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

8. Death; Disability. If the Executive’s employment is terminated by the Company by reason of death or Disability (as defined in Section 11 below), upon the Executive’s date of termination or death, no payments shall be due under this Agreement, except that the Executive (or in the event of the Executive’s death, the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. In addition, notwithstanding any provision to the contrary in any applicable plan, program or agreement, solely in the case of the Executive’s termination on account of his Disability, and provided the Executive executes a Release and continues to comply with the provisions of any confidentiality, non-competition or non-solicitation agreement with the Company to which Executive is subject, all outstanding equity rights held by the Executive as of the date of the Executive’s termination will become fully vested and/or exercisable, as the case may be, on the Executive’s date of termination.

9. Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

10. Change of Control.

(a) Acceleration of Equity Rights. Notwithstanding any provision to the contrary in any applicable plan, program or agreement (including this Agreement), upon the occurrence of a Change of Control (as defined in Section 11(b) below) during the Term, all outstanding equity rights held by the Executive as of the date of the Change of Control will become fully vested and/or exercisable, as the case may be, on the date on which the Change of Control occurs.

(b) Application of Section 280G of the Code. In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the reduction shall be made only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. Unless the Executive shall have elected another method of reduction by written notice to the Company prior to the Change of Control, the Company shall reduce the Payments under this Agreement by first reducing Payments that are not payable in cash and then by reducing cash Payments. Only amounts payable under this Agreement shall be reduced pursuant to this subsection (b). All determinations to be made under this subsection (b) shall be made by an independent certified public accounting firm selected by the Company immediately prior to the Change of Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the Change of Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this subsection (b) shall be borne solely by the Company.

11. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean any of the grounds for termination of the Executive’s employment listed: (i) the Executive’s violation of any material Company policy, misappropriation of funds or property of the Company or attempt to obtain any personal profit from any transaction in which the Company has an interest; (ii) the Executive has neglected or failed to discharge any of his duties or obligations under this Agreement or failed to obey appropriate directions (to the extent lawful) from the Board or an officer of the Company to whom the Executive reports, which neglect or failure, if curable, shall not have been cured within 10 days after receipt of written notice; (iii) material breach of any of the provisions of this Agreement (or any other document or agreement between the Company and the Executive) by the Executive; (iv) the commission by the Executive of any act of fraud or dishonesty (financial or otherwise) with respect to the Company or any subsidiary or affiliate thereof; (v) the conviction or entry of a plea of nolo contendere of the Executive for violating any laws constituting a felony (including the Foreign Corrupt Practices Act of 1977); or (vi) conviction or entry of a plea of nolo contendere for a crime involving moral turpitude or fraud.

(b) Change of Control. As used herein, a “Change of Control” shall have the same meaning ascribed to such term under the Company’s 2004 Equity Incentive Plan, as in effect on the date hereof and as it may be amended from time to time.

(c) Disability. As used herein, “Disability” shall mean the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of performing the essential functions of his job with or without reasonable accommodation for 90 days in any 360 consecutive day period.

(d) Good Reason. As used herein, “Good Reason” shall mean with respect to the Executive, without the Executive’s consent, (i) a material reduction of the Executive’s compensation (base compensation plus guaranteed bonus); (ii) a material diminution in the Executive’s duties described in this Agreement or reasonable for someone with the Executive’s title and position with the Company; (iii) relocation of the Executive’s principal place of business to a location more than forty (40) miles from its current location; (iv) the failure of the Company to obtain the agreement from any successor to assume and agree to perform the Company’s obligations under this Agreement; or (v) the material breach of this Agreement by the Company, which neglect or failure, if curable, is not cured within ten (10) days after receipt of written notice of such breach; provided that for any of the foregoing to constitute “Good Reason” the Executive must object in writing to the Board within 30 days following initial notification of its occurrence or proposed occurrence, and which action is not then rescinded or otherwise remedied by the Board within 30 days after delivery of such notice.

12. Disclosure of Information; Right of Inventions. The Executive acknowledges and confirms that the Confidential Information and Invention Assignment Agreement executed by the Executive in favor of the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, remains in full force and effect and binding upon the Executive. The Confidentiality Agreement shall survive the termination of this Agreement and the Executive’s employment by the Company for the applicable period(s) set forth therein.

13. Restrictive Covenants.

(a) The Executive acknowledges and recognizes that during the Term, the Executive will be privy to confidential information of the Company and further acknowledges and recognizes that the Company would find it extremely difficult to replace the Executive. Accordingly, in consideration of the promises contained herein and the consideration to be received by the Executive hereunder (including, without limitation, the severance compensation described in Section 10, if any), without the prior written consent of the Company, the Executive shall not, at any time during the employer/employee relationship between the Company and the Executive or the 18-month period after the termination of such employer/employee relationship, (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business (as hereinafter defined) directly competing with the business of the Company or any direct or indirect subsidiary or affiliate thereof in the United States, whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above, (iii) induce or solicit other employees of the Company or any direct or indirect subsidiary or affiliate thereof to terminate their employment with the Company or any such direct or indirect subsidiary or affiliate or to engage in any Competing Business or (iv) induce any entity or person with which the Company or any direct or indirect subsidiary or any affiliate thereof has a business relationship to terminate or alter such business relationship. As used herein, “Competing Business” shall mean any business involving the discovery, development and commercialization of products in the United States if such business or the products developed or sold by it are competitive, directly or indirectly, at the time of the Executive’s date of termination with (A) the business of the Company or any direct or indirect subsidiary thereof, (B) any of the products manufactured, sold or distributed by the Company or any direct or indirect subsidiary thereof or (C) any products or business being developed or conducted by the Company or any direct or indirect subsidiary thereof.

(b) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company or any subsidiary or affiliate thereof, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to justify clearly such restrictions which, in any event (given the Executive’s education, skills and ability), the Executive does not believe would prevent him from earning a living.

14. Representations, Warranties and Covenants of the Executive.

(a) Restrictions. The Executive represents and warrants to the Company that:

(i) There are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder; and

(ii) The Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that he has with any other employer, person or entity.

(b) Obligations to Former Employers. The Executive covenants that in connection with his provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

(c) Obligations Upon Termination. Upon and after the Executive’s termination or cessation of employment with the Company and until such time as no obligations of the Executive to the Company hereunder exist, the Executive shall (i) provide a complete copy of this Agreement to any person, entity or association engaged in a Competing Business with whom or which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (ii) shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

15. Miscellaneous Provisions.

(a) Entire Agreement; Amendments.

(i) This Agreement and the other agreements referred to herein (including the Confidentiality Agreement) contain the entire agreement between the parties hereto and supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company, including the Prior Employment Agreement.

(ii) This Agreement shall not be altered or otherwise amended, except pursuant to an instrument in writing signed by each of the parties hereto

(b) Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

(c) Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to the Company, to:

Barrier Therapeutics, Inc.

600 College Road East, Suite 3200

Princeton, New Jersey 08540

Attention: General Counsel

Telecopier: (609) 945-1255

with a copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Attention: Steven M. Cohen, Esq.

Telecopier: (609) 919-6639

(ii) if to the Executive, to his at the address in the Company’s personnel records.

All such notices and other communications shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of delivery by telecopy, on the date of such delivery, (C) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (D) in the case of mailing, on the third Business Day following such mailing. As used herein, “Business Day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in New Jersey are not required to be open.

(d) Indemnification. The Company agrees to indemnify and hold the Executive harmless to the fullest extent permitted by the laws of the State of Delaware and under the bylaws of the Company, both as in effect at the time of the subject act or omission. In connection therewith, the Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of the Executive’s employment hereunder.

(e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be executed and delivered by facsimile.

(f) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts made and performed wholly therein without regard to rules governing conflicts of law.

(g) Benefits of Agreement; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 12, 13 and 14, will continue to apply in favor of the successor.

(h) Waiver of Breach. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

(i) Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. The Executive acknowledges that in the event of a breach of any of the Executive’s covenants contained in Sections 12, 13 or 14, the Company shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.

(k) Survival. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(l) Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New Jersey State court or federal court of the United States of America sitting in the State of New Jersey, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any related agreement or for recognition or enforcement of any judgment. Each of the parties hereto hereby irrevocably and unconditionally agrees that jurisdiction and venue in such courts would be proper, and hereby waive any objection that such courts are an improper or inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related agreement in any New Jersey State or federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(m) WAIVER OF JURY TRIAL.

(i) WAIVER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYMENT RELATIONSHIP CONTEMPLATED HEREBY.

(ii) CERTIFICATION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SUBSECTION (M).

(n) Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

(o) Law Changes. To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of section 409A of the Code, the Company and the Executive shall amend this Agreement so that such payments will be made in accordance with the requirements of section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

BARRIER THERAPEUTICS, INC.

By:	ANNE VANLENT
Name:	Anne VanLent
Title:	Chief Financial Officer

EXECUTIVE

GEERT CAUWENBERGH
Geert Cauwenbergh

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